Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	August 7, 2021

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the second quarter and first six months of 2021 and 2020 are summarized in the following paragraphs. However, we urge investors and reporters to read our 10-Q, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the second quarter and first six months of 2021 and 2020 are summarized below. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	Second Quarter		First Six Months
	2021	2020	2021	2020
Net earnings (loss) attributable to Berkshire shareholders	$28,094	$26,295	$39,805	$(23,451)

Net earnings (loss) includes:
Investment and derivative gains/losses –
Investments(1)	21,233	31,017	25,540	(23,500)
Derivatives	175	628	561	(472)

	21,408	31,645	26,101	(23,972)
Impairments of intangible assets(2)	—	(10,863)	—	(10,902)
Operating earnings	6,686	5,513	13,704	11,423

Net earnings (loss) attributable to Berkshire shareholders	$28,094	$26,295	$39,805	$(23,451)

Net earnings (loss) per average equivalent Class A Share	$18,488	$16,314	$26,078	$(14,500)
Net earnings (loss) per average equivalent Class B Share	$12.33	$10.88	$17.39	$(9.67)

Average equivalent Class A shares outstanding	1,519,576	1,611,760	1,526,392	1,617,325
Average equivalent Class B shares outstanding	2,279,363,382	2,417,640,311	2,289,587,640	2,425,986,839

Note: Per share amounts for the Class B shares are 1/1,500th of those shown for the Class A.

(1)

Generally Accepted Accounting Principles (“GAAP”) require that we include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our earnings statements. In the table above, investment gains/losses in 2021 include gains of $21.0 billion in the second quarter and $23.8 billion in the first six months of 2021 and in 2020 include a gain of $34.5 billion in the second quarter and a loss of $19.7 billion in the first six months due to changes during the second quarter and the first six months in the unrealized gains that existed in our equity security investment holdings. Investment gains/losses in 2021 also include after-tax realized gains on sales of investments of $183 million in the second quarter and $1.6 billion in the first six months and in 2020 include after-tax realized losses on sales of investments of $3.5 billion during the second quarter and $2.6 billion during the first six months.

The amount of investment gains/losses in any given quarter is usually meaningless and delivers figures for net earnings per share that can be extremely misleading to investors who have little or no knowledge of accounting rules.

(2)	Includes $9.8 billion attributable to impairments of goodwill and certain identifiable intangible assets recorded in connection with Berkshire’s acquisition of Precision Castparts Corp. in 2016.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Second Quarter		First Six Months
	2021	2020	2021	2020
Insurance-underwriting	$376	$806	$1,140	$1,169
Insurance-investment income	1,219	1,368	2,427	2,754
Railroad, utilities and energy	2,256	1,764	4,210	3,515
Other businesses	3,004	1,449	5,623	3,487
Other	(169)	126	304	498

Operating earnings	$6,686	$5,513	$13,704	$11,423

Approximately $6.0 billion was used to repurchase Berkshire shares during the second quarter of 2021 bringing the six month total to $12.6 billion. At June 30, 2021 insurance float (the net liabilities we assume under insurance contracts) was approximately $142 billion, an increase of $4 billion since yearend 2020.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains/losses and impairments of goodwill and intangible assets.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our periodic earnings statements. In sum, investment gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400